Exhibit 10.1
Internal
Correspondence

Sep 14, 2026
PERSONAL & CONFIDENTIAL
Dear Nico:
We are pleased to confirm the details of your International Assignment Extension. We hope this international experience continues to be both a professionally and personally rewarding experience. This Letter of Assignment Extension (“Agreement”) details the terms and general conditions applicable to your Assignment Extension as summarized below:

Home Country:	Brazil
Home Company:	Elevadores Otis Ltda
Host Country:	Singapore
Anticipated End Date:	December 31, 2026
Your Assignment Extension is subject to obtaining and maintaining any required work permit extension required by your Host Country and providing your Home Company a signed copy of this Agreement.
The duration, terms and conditions of your Assignment remain subject to revision in accordance with business needs and changes to Otis policies, plans and/or programs. All other terms and conditions outlined in your Letter of Assignment dated 27 May 2021, and the Otis Long-Term Assignment Policy (Flex) will remain in effect for the period of your Assignment Extension.
Thank you for your ongoing support of our global initiatives.

Sincerely,

/s/ Kimberly Gosk	September 30, 2026
Kimberly Gosk	Date
EVP and Chief People Officer

Please indicate your agreement by signing below and returning this Extension Agreement as soon as possible.

I have reviewed the general terms and conditions of my International Assignment Extension outlined above and by signing below, accept these conditions.

/s/ Nicolas Lopez	September 30, 2026
Nicolas Lopez	Date

LETTER OF ASSIGNMENT EXTENSION